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                                                                    Exhibit 12-B


                        CINCINNATI BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of Dollars)
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

                                                                          Year Ended                       Six Months Ended,
                                                                         December 31,                            June 30,
                                                              --------------------------------------   ------------------------
                                                                 1995           1996         1997          1997         1998
                                                                 ----           ----         ----          ----         ----
Earnings
   (a)    Income (loss) before income taxes,
          extraordinary charges and cumulative
          effect of change in accounting principle               $ (21.4)      $ 142.3      $ 132.1        $ 72.6       $ 55.9
   (c)    Interest expense                                          26.9          17.4         20.4          10.2          9.5
   (d)    One-third of rental expense                                3.7           2.5          3.2           1.3          1.8
                                                             -----------   -----------  -----------   -----------  -----------

          Total Earnings                                           $ 9.2       $ 162.2      $ 155.7        $ 84.1       $ 67.2
                                                             ===========   ===========  ===========   ===========  ===========

Fixed Charges
   (a)    Interest expense                                        $ 26.9        $ 17.4       $ 20.4        $ 10.3        $ 9.5
   (b)    One-third of rental expense                                3.7           2.5          3.2           1.3          1.8
                                                             -----------   -----------  -----------   -----------  -----------
                                                                  $ 30.6        $ 19.9       $ 23.6        $ 11.6       $ 11.3
                                                             ===========   ===========  ===========   ===========  ===========

Ratio of earnings to  fixed charges                                 -             8.15         6.60          7.25         5.95

Coverage deficiency                                               $ 21.4           -            -             -            -

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